Exhibit 10.2

SENIOR NOTES EXCHANGE AGREEMENT

This Senior Notes Exchange Agreement (the “Agreement”) is entered into as of the 22nd day of February, 2008, by and among Verenium Corporation, a Delaware corporation (“Verenium”), and each of the holders listed on the schedules hereto (each a “Holder” and, collectively, the “Holders”), with reference to the following facts:

WHEREAS, each Holder is the beneficial owner of certain of the outstanding 5.50% Convertible Senior Notes due 2027 (the “Old Notes”) of Verenium as set forth on such Holder’s Schedule I hereto;

WHEREAS, each Holder wishes to exchange those Old Notes owned by it that are listed on its Schedule I for (i) new 8.00% Senior Convertible Notes due 2012 (the “New Notes”) of Verenium in an amount as set forth on such Holder’s Schedule I, and (ii) warrants (the “Warrants”) to acquire up to that number of additional shares of Verenium’s stock (the “Warrant Shares”) as set forth on such Holder’s Schedule I, and on the basis set forth in this Agreement and on the terms and conditions described on Exhibit A;

WHEREAS, Verenium wishes to effectuate such exchange on the basis set forth in this Agreement and on the terms and conditions described on Exhibit A;

WHEREAS, simultaneously with the execution of this Agreement, the parties are entering into a securities purchase agreement, (the “Securities Purchase Agreement”) whereby each Holder is purchasing New Notes and Warrants from Verenium in amounts listed on Schedule I (the “New Note Purchase”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Exchange. Subject to the terms and conditions of this Agreement and those set forth on Exhibit A, each Holder severally, and not jointly agrees to sell, and Verenium agrees to purchase, the Old Notes owned by such Holder and set forth on such Holder’s Schedule I in exchange for the New Notes and Warrants. At the Closing (as defined below), or thereafter in the case of interest payments, the following transactions shall occur (such transactions in this Section 1 with respect to each Holder, the “Exchange”):

1.1 Each Holder shall severally, and not jointly sell, assign and transfer to Verenium (or its designee) all right, title and interest in and to, and all Claims in respect of, or arising or having arisen as a result of such Holder’s status as a holder of, such Holder’s Old Notes listed on Schedule I for such Holder, free and clear of all Liens.

1.2 Verenium shall pay or cause to be paid to each Holder in cash the sum of (a) all accrued and unpaid interest on the Old Notes transferred by such Holder pursuant to Section 1.1 to, but not including, the Closing Date (as defined below), on the basis set forth in the Old Notes, and (b) in lieu of issuing fractional interests in New Notes, an amount equal to the principal amount (not to exceed $1,000 for any Holder) of any fractional interests in New Notes which would have been issued but for the last sentence of Section 1.3. Such payment shall be made within three business days following the Closing Date.

1.3 In exchange for the transfer, sale and assignment of the Old Notes by each Holder to Verenium, Verenium shall deliver or cause to be delivered to such Holder the principal amount of New Notes and Warrants as set forth on such Holder’s Schedule I hereto. New Notes shall be issued only in minimum denominations of $1,000 and integral multiples thereof, and no fractional interests in New Notes shall be issued.

1.4 The New Notes and Warrants shall contain terms as substantially set forth on Exhibit A, together with such terms agreed to in writing by Verenium and the Holders. Verenium shall enter into a registration rights agreement (the “Registration Rights Agreement”) with each Holder on customary terms and conditions, including those on Exhibit A. Verenium and each Holder shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Exchange in connection with the Closing.

1.5 Closing. Upon confirmation that the other conditions to closing specified herein have been satisfied or duly waived by the Holders or Verenium, as applicable, the closing of the Exchange (the “Closing”) shall occur on February 27, 2008 or such other date (the “Closing Date”) as is mutually acceptable to the Holders and Verenium.

2. Representations and Warranties of Verenium. Verenium represents and warrants to each Holder, as of the date hereof, and as of the Closing Date that:

2.1 Organization and Qualification. Verenium is duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party.

2.2 Authorization and Binding Obligation. Verenium has full corporate power to execute and deliver the Transaction Documents. The execution and delivery of this Agreement by Verenium and the performance of its obligations hereunder have been, and the execution and delivery by Verenium of the other Transaction Documents and the performance of their respective obligations thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings (other than shareholders’ meetings whereby Verenium will seek shareholder approval of certain share issuances under the Transaction Documents in order that such share issuances will comply with applicable Nasdaq rules and regulations) on Verenium’s part are necessary for the execution and delivery of this Agreement and the other Transaction Documents, and the performance of Verenium’s obligations provided for herein and therein. This Agreement has been, and the other Transaction Documents have been, or on or prior to the Closing Date will be, duly executed and delivered by and, assuming this Agreement and the other Transaction Documents are or, on or prior to the Closing Date, will be binding obligations of each Holder party thereto, this Agreement constitutes, and the other Transaction Documents constitute, or on or prior to the Closing Date will constitute, valid and binding obligations of Verenium, enforceable against Verenium in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the other Transaction Documents by Verenium, and the performance of Verenium’s obligations hereunder and thereunder, will not (i) conflict with or violate organizational documents, (ii) conflict with or violate any Legal Requirement applicable to Verenium, or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Verenium is a party or by which Verenium or any of its properties is bound or affected, except where, in the case of clauses (ii) and (iii), any of the foregoing would not, either individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement and the other Transaction Documents by Verenium, and the performance of their obligations hereunder and thereunder, will not require any prior consent, approval or authorization, or prior filing with or notification to, any Governmental Authority, except for an 8-K filing and filings of one or more registration statements on Form S-3 under the Registration Rights Agreement and except where the failure to obtain such prior consents, approvals or permits, or to make such prior filings or notifications, would not have or reasonably be expected to have a Material Adverse Effect.

2.4 Material Disclosure. There has been no change in the business or financial condition of Verenium and its subsidiaries, taken as a whole, since September 30, 2007, which would reasonably be expected to have a Material Adverse Effect, except as has been disclosed or contained or reflected in any press release issued prior to the date of this Agreement or in any report, schedule, form, statement or other document (together with all exhibits, financial statements, schedules and any amendments thereto) that has been filed by Verenium with the Securities Exchange Commission (the “SEC”) prior to the date of this Agreement.

2.5 No Integration. Neither Verenium nor any of its affiliates (as defined in Rule 501(b) of Regulation D of the Securities Act (“Regulation D”)) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the New Notes or Warrants in a manner that would require registration of the New Notes or Warrants under the Securities Act.

2.6 No General Solicitation. Neither Verenium nor any of its affiliates or any other person acting on its or their behalf (other than the Holders or their affiliates or any other person acting on their behalf, as to which no representation is made) has solicited offers for, or offered or sold, the New Notes or Warrants by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

2.7 Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Holders contained herein and their compliance with their agreements set forth herein, it is not necessary, in connection with the issuance and sale of the New Notes or Warrants to the Holders, to register the New Notes or Warrants under the Securities Act.

2.8 Public Documents. Verenium has filed all reports, registration statements, proxy statements, and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC under the Securities Act or the Exchange Act from and after December 31, 2006 (all such reports and statements are collectively referred to herein as the “Commission Filings”). As of their respective filing dates, the Commission Filings, including the financial statements contained therein, complied in all material respects with all of the statutes and published rules and regulations enforced or promulgated by the regulatory authority with which the Commission Filings were filed, including, without limitation, that the Commission Filings did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

2.9 Underlying Shares. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals or exceeds 150% of the aggregate of the maximum number of shares of Common Stock issuable (i) upon conversion of the New Notes, (ii) upon exercise of the Warrants and (iii) as Interest Shares pursuant to the terms of the New Notes. Upon conversion or exercise in accordance with the New Notes or the Warrants, as the case may be, the Conversion Shares, the Interest Shares and the Warrant Shares, respectively, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

2.10 Common Stock. All of the outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable.

2.11 Further Representations. In addition to the representations and warranties made by Verenium herein, Holder may rely on the representations and warranties made by Verenium in Sections 3(f), (i), (j), (l) and (n) through (mm) of the Securities Purchase Agreement.

3. Representations and Warranties of each Holder.

Each Holder represents and warrants to Verenium, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization’s Authority. Such Holder is an entity duly organized and validly existing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

3.2 Ownership of Securities. Such Holder owns, beneficially, all of the Old Notes set forth in Column I on such Holder’s Schedule I attached hereto. Such Holder owns all of such Old Notes free and clear of any Liens (other than the obligations pursuant to this Agreement). Without limiting the foregoing, except for such Holder’s obligations under this Agreement, such Holder has sole power of disposition with respect to all such Old Notes, with no restrictions on its rights of disposition pertaining thereto and no person or entity other than such Holder has any right to direct or approve the disposition of any such Old Notes. All of such Holder’s Old Notes are held for the account of such Holder by the entity named on its signature page of this Agreement.

3.3 No Sale or Distribution. Such Holder is acquiring the New Notes and the Warrants, and upon conversion of the New Notes and exercise of the Warrants (other than pursuant to a Cashless Exercise (as defined in the Warrants)) will acquire the Conversion Shares issuable upon conversion of the New Notes, the Warrant Shares issuable upon exercise of the Warrants, and the Interest Shares pursuant to the terms of the New Notes for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, such Holder does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and pursuant to the applicable terms of the Transaction Documents. Such Holder is acquiring the Securities hereunder in the ordinary course of its business. Such Holder does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

3.4 Accredited Investor Status. Such Holder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

3.5 Reliance on Exemptions. Such Holder understands that the Securities are being offered and exchanged in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Verenium is relying in part upon the truth and accuracy of, and such Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth herein and in the Transaction Documents in order to determine the availability of such exemptions and the eligibility of such Holder to acquire the Securities.

3.6 Information. Such Holder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Verenium and materials relating to the offer and sale of the Securities that have been requested by such Holder. Such Holder and its advisors, if any, have been afforded the opportunity to ask questions of Verenium. Neither such inquiries nor any other due diligence investigations conducted by such Holder or its advisors, if any, or its representatives shall modify, amend or affect such Holder’s right to rely on Verenium’s representations and warranties contained herein. Such Holder understands that its investment in the Securities involves a high degree of risk and is able to afford a complete loss of such investment. Such Holder has sought such accounting, legal and tax advice from Persons other than Verenium as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

3.7 No Governmental Review. Such Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

3.8 Transfer or Resale. Such Holder understands that except as provided in the Registration Rights Agreement and the Transaction Documents: (i) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Holder shall have delivered to Verenium an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Holder provides Verenium with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, as amended (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither Verenium nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Holder effecting a pledge of Securities shall be required to provide Verenium with any notice thereof or otherwise make any delivery to Verenium pursuant to this Agreement or any other Transaction Document, including, without limitation, this Section 3.7.

3.9 Legends. Such Holder understands that the certificates or other instruments representing the New Notes and the Warrants and, until such time as the resale of the Conversion Shares and the Warrant Shares have been registered under the Securities Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE] [EXERCISABLE] HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and Verenium shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the Securities Act and sold under an effective registration statement in a transaction either exempt from the prospectus delivery requirements or in which the prospectus delivery requirements were satisfied, (ii) in connection with a sale, assignment or other transfer, such holder provides Verenium with an opinion of a law firm reasonably acceptable to Verenium (with Paul, Hastings, Janofsky & Walker LLP being deemed acceptable), in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides Verenium with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A.

3.10 Validity; Enforcement. This Agreement, the Registration Rights Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered on behalf of such Holder and shall constitute the legal, valid and binding obligations of such Holder enforceable against such Holder in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.11 No Conflicts. The execution, delivery and performance by such Holder of this Agreement and the Registration Rights Agreement and the Transaction Documents, and the consummation by such Holder of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Holder to perform its obligations hereunder.

3.12 Residency. Such Holder is a resident of that jurisdiction specified below its address on the Holder’s signature page to the Exchange Agreement.

3.13 Certain Trading Activities. Other than with respect to this agreement and the transactions contemplated herein, since the time that such Holder was first contacted by Verenium, the Agents or any other Person regarding this investment in Verenium, neither the Holder nor any Affiliate (as defined by Rule 405 promulgated pursuant to the Securities Act) of such Holder which (i) had knowledge of the transactions contemplated hereby, (ii) has or shares discretion relating to such Holder’s investments and trading or information concerning such Holder’s investments and (iii) is subject to such Holder’s review or input concerning such

Affiliate’s investments or trading (collectively, “Trading Affiliates”) has directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Holder or Trading Affiliate, effected or agreed to effect any transactions in the securities of Verenium. Such Holder hereby covenants and agrees not to, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in any transactions in the securities of Verenium or involving Verenium’s securities during the period from the date hereof until such time as (a) the transactions contemplated by this Agreement are first publicly announced as described in Section 4.3 hereof or (b) this Agreement is terminated in full. Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect short sales or similar transactions in the future.

4. Covenants.

4.1 Reasonable Best Efforts to Close. Verenium and each Holder shall use commercially reasonable best efforts to take such actions as are necessary or desirable to consummate the transactions contemplated by this Agreement.

4.2 Limitations on Transfer. During the period between the execution of this Agreement and ending at the earlier of (a) the termination of this Agreement, or (b) the Closing Date, no Holder shall sell, assign or transfer any interest in its Old Notes which are the subject of this Agreement, or otherwise take any action which would inhibit or impair such Holder’s ability to deliver such Old Notes at the Closing in compliance with the terms of this Agreement.

4.3 Confidentiality. Each Holder shall keep the existence and terms of the transaction confidential until the issuer publicly announces the transaction. Verenium will publicly announce the transaction promptly following the closing.

4.4 No Integration. Neither Verenium, nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the New Notes or Warrants in a manner that would require registration of the New Notes or Warrants under the Securities Act.

4.5 No General Solicitation. None of Verenium or any of its affiliates or any other person acting on its or their behalf (other than the Holders and its affiliates, as to which no covenant is given) will solicit offers for, or offer or sell, the New Notes or Warrants by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

4.6 Cancellation; No Distribution of Old Notes. Upon receipt of the Old Notes by Verenium, such Old Notes will be cancelled and will cease to be outstanding. Verenium shall not resell or reissue the Old Notes in any manner that would cause the Holder to be engaged in a distribution of the Old Notes under the Securities Act.

4.7 Tax Treatment. The parties agree to treat the issuance of the New Notes and Warrants in exchange for the Old Notes as a taxable exchange for United States federal income tax purposes, unless otherwise required by law, and acknowledge that, depending upon the circumstances, the New Notes may bear original issue discount.

5. Conditions to Closing.

5.1 Conditions to the Obligations of each Holder. The obligations of each Holder to close the Exchange are subject to the fulfillment on or before the Closing Date of the following:

(a) No Injunction or Proceeding. As of the Closing, there shall be no injunction, stay or restraining order in effect with respect to the transactions provided for herein and there shall not be pending any action, proceeding or investigation involving such Holder challenging or seeking damages from such Holder in connection with the Exchange or seeking to restrain or prohibit the consummation of the Exchange.

(b) Accuracy of Representations. The representations and warranties made by Verenium in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (except those qualified by Material Adverse Effect, which shall be accurate in all respects).

(c) Performance. The covenants and obligations that Verenium is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

(d) Execution and Delivery of Transaction Documents. The Transaction Documents shall have been executed and delivered by all parties thereto (other than the Holders) and delivered to the Holder.

(e) Opinion. Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Verenium, shall have furnished to the Holders, their written opinion, dated the Closing Date and addressed to the Holders, in form and substance customary and appropriate for a transaction of this type and reasonably satisfactory to the Holders.

(f) Closing of New Note Purchase. The New Note Purchase shall have been consummated.

5.2 Conditions to the Obligations of Verenium. The obligations of Verenium to close the Exchange are subject to the fulfillment on or before the Closing Date of the following:

(a) No Injunction or Proceeding. As of the Closing, there shall be no injunction, stay or restraining order in effect with respect to the transactions provided for herein and there shall not be pending any action, proceeding or investigation challenging or seeking damages in connection with the Exchange or seeking to restrain or prohibit the consummation of the Exchange.

(b) Accuracy of Representations. The representations and warranties made by each Holder in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

(c) Performance. The other covenants and obligations that each Holder is required to comply with or to perform pursuant to this Agreement at or prior to such Closing shall have been complied with and performed in all material respects.

(d) Execution and Delivery of Transaction Documents. The Transaction Documents shall have been executed and delivered by all parties thereto (other than Verenium) and delivered to Verenium.

(e) Closing of New Note Purchase. The New Note Purchase shall have been consummated and the Holder shall have purchased pursuant to the Securities Purchase Agreement the amount of New Notes specified in Column IV of Schedule I hereto.

6. Termination.

6.1 By Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of Verenium and the Holder.

6.2 By Holder. This Agreement may be terminated by the Holder, upon a material breach of any representation, warranty, covenant or agreement on the part of Verenium set forth in this Agreement, such that the conditions set forth in Section 5.1(b) or 5.1(c) would not be satisfied and in such case not less than ten (10) business days after written notice of such breach by the Holders to Verenium if Verenium has not cured such breach.

6.3 By Verenium. This Agreement may be terminated by Verenium, upon a material breach of any representation, warranty, covenant or agreement on the part of any Holder set forth in this Agreement, such that the conditions set forth in Section 5.2(b) or Section 5.2(c) would not be satisfied and in such case not less than ten (10) business days after written notice of such breach by Verenium to the Holder(s) if such Holder has not cured such breach.

6.4 Failure to Close. If the Closing does not occur on or before five business days from the date hereof, then any Holder or Verenium may terminate this Agreement by delivery of written notice of termination to the other parties hereto; provided, however, any party that is in material breach of this Agreement shall not have the right to terminate this Agreement pursuant to this Section 6.4.

6.5 Effect of Termination. If this Agreement is terminated as provided in this Section 6, then this Agreement will forthwith become null and void and there will be no liability on the part of any party hereto to any other party hereto or any other person or entity in respect thereof, provided that: (i) the obligations of the parties described in Section 7.3 will survive any such termination; and (ii) no such termination will relieve any party from liability for breach of its obligations under this Agreement, and in such event the other parties shall have all rights and remedies available at law or equity, including the right of specific performance against such party.

7. Miscellaneous.

7.1 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York without regard to principles of conflicts of law or choice of law.

7.2 Further Assurances; Additional Documents. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement upon the reasonable request of the other party.

7.3 Fees and Expenses. Each party shall be responsible for its own fees and expenses incurred in connection with this Agreement.

7.4 Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to attempt to agree on a modification of this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

7.5 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement and understandings between the parties concerning the Exchange and the other matters described therein and supersedes and replaces any and all prior agreements and understandings.

7.6 No Oral Modification. This Agreement may only be amended in writing signed by Verenium and by each Holder.

7.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand, by reputable overnight courier or by facsimile transmission (with receipt of successful and full transmission) to the applicable parties hereto at the address stated on the signature pages hereto or if any party shall have designated a different address or facsimile number by notice to the other party given as provided above, then to the last address or facsimile number so designated.

7.8 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the state of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the state of New York.

7.9 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.10 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile signatures shall constitute original signatures.

8. Certain Definitions.

8.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings (capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement):

“Claims” means any claims, actions, causes of action, liabilities, agreements, demands, damages, debts, rights, interests, obligations, suits, judgments and charges of whatever nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, known or unknown, that exist or may exist as of the date of this Agreement, or thereafter arising in law, equity or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession of the United States of America, any foreign state and any political subdivision or quasi governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

“Legal Requirement” means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement, policy or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any judgment or order and all judicial decisions applying common law or interpreting any other Legal Requirement, in each case, as amended.

“Lien” means any security interest, any interest retained by the transferor under a conditional sale or other title retention agreement, mortgage, lien, pledge, option, encumbrance, adverse interest, constructive exception to, defect in or other condition affecting title or other ownership interest of any kind, which constitutes an interest in or claim against property, whether or not arising pursuant to any Legal Requirement.

“Material Adverse Effect” means a material adverse effect on (i) the business or condition (financial or otherwise) of Verenium and its direct and indirect subsidiaries, taken as a whole, (ii) the ability of Verenium to perform its obligations under this Agreement or (iii) the ability of Verenium to issue the New Notes in accordance with the terms of this Agreement.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof, including in U.S.

“Securities” means the New Notes, the Conversion Shares, the Interest Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Transaction Documents” means this Agreement and the other documents and instruments to be executed and delivered in connection herewith at or prior to the Closing, including without limitation the New Notes and the Warrants and the Registration Rights Agreement as contemplated by Section 1.4 of this Agreement.

[NEXT PAGE IS SIGNATURE PAGE]

VERENIUM’S SIGNATURE PAGE TO EXCHANGE AGREEMENT

IN WITNESS WHEREOF the parties have executed this Agreement on the date set forth below.

Dated: February 22, 2008	VERENIUM
Verenium Corporation

	By:	/s/ Carlos A. Riva
	Name:	Carlos A. Riva
	Its:	President and Chief Executive Officer

Notice Address:		With a copy to:

Verenium Corporation		Skadden, Arps, Slate, Meagher & Flom LLP
55 Cambridge Parkway		525 University Avenue, Suite 1100
Cambridge, MA 02142		Palo Alto, CA 94301
Facsimile:	(617) 674-5353	Facsimile:	(650) 470-4570
Attention:	Gerald M. Haines, Esq.	Attention:	Thomas Ivey, Esq.

HOLDER’S SIGNATURE PAGE TO EXCHANGE AGREEMENT

Dated: February 22, 2008	HIGHBRIDGE INTERNATIONAL, LLC

	By:	Highbridge Capital Management, LLC
	Its:	Trading Manager

/s/ Mark J. Vanacore
	By:	Mark Vanacore
	Its:	Managing Director

HIGHBRIDGE CONVERTIBLE ARBITRAGE MASTER FUND, L.P.

	By:	Highbridge Capital Management, LLC
	Its:	Trading Manager

/s/ Mark J. Vanacore
	By:	Mark Vanacore
	Its:	Managing Director

Notice Address:

Highbridge Capital Management, LLC
9 West 57th Street, 27th Floor
New York, NY 10019

	Attention:	Mark Vanacore
Ari J. Storch
Adam J Chill

Name of nominee holder or DTC Participant(s) holding Old Notes for the benefit of Holder:

Highbridge International: Citigroup Highbridge Convertible Arb: CSFB

DTC Participant Number:	Highbridge International: 418 Highbridge Convertible Arb: 0355

Holder Name and Address:	Highbridge Capital Management, LLC
9 West 57th Street, 27th Floor
New York, NY 10019

	Fax Number:	(212) 751-0755

SCHEDULE I

Highbridge Capital Management

Entity	Title of old notes to be exchanged	COLUMN I	COLUMN II	COLUMN III	COLUMN IV
		Principal Amount of Old Notes owned by Holder to be Exchanged Pursuant to Section 1.1	Principal Amount of New Notes to be received in exchange for Old Notes	Number of Warrant Shares	Principal Amount of New Notes to be Purchased for cash
Highbridge International, LLC	5.50% Convertible Senior Notes due 2027	$10,525,000	$9,472,500	1,065,673	$10,525,000
Highbridge Convertible Arbitrage Master Fund, L.P.	5.50% Convertible Senior Notes due 2027	$1,475,000	$1,327,500	149,346	$1,475,000